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news release                                                  (TENNECO LOGO)


Contacts:    Jane Ostrander                          Leslie Hunziker
             Media Relations                         Investor Relations
             847 482-5607                            847 482-5042
             jostrander@tenneco.com                  lhunziker@tenneco.com


   TENNECO ANNOUNCES RESTATEMENT OF FINANCIAL STATEMENTS PRIMARILY RELATED TO
                       ACCOUNTING FOR INTEREST RATE SWAPS
 ESTIMATED $6 MILLION INCREASE TO INTEREST EXPENSE REPORTED FROM 2004
                              TO FIRST QUARTER 2007

          Lake Forest, Illinois, July 23, 2007 -- Tenneco Inc. (NYSE: TEN) announced that it will restate its previously reported financial results primarily to correct the accounting for interest rate swaps that the company entered into in 2004. The restatement will impact the years ended December 31, 2004, 2005 and 2006 and the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The company anticipates filing restated financial statements covering those periods with the Securities and Exchange Commission in August 2007.

          In April 2004, Tenneco entered into three separate fixed-to-floating interest rate swaps with two financial institutions. These agreements swapped a total of $150 million of the company's 10.25% senior secured notes to floating interest rate debt at LIBOR plus an average spread of 5.68 percentage points.

          From the inception of the swaps, the company has applied the so-called "short-cut" method of fair value hedge accounting under Statement of Financial Accounting Standards (SFAS) No.133, "Accounting for Derivative Instruments and Hedging Activities." To qualify for the "short-cut" method of hedge accounting, the terms of an interest rate swap must be an exact match, or "mirror image," of the terms of the debt it is hedging. When these conditions are met, the company can then assume that the changes in the value of the hedges and the underlying debt exactly offset each other, thereby having no effect on earnings.

          In reviewing the audit of the company's financial statements by its external auditors, the Public Company Accounting Oversight Board identified differences between the swaps and the underlying debt, which did not fully meet the mirror image requirements of the short-cut method. One difference is between the 30-day notice period to terminate the swaps and the 30 to 60 day notice period to redeem the notes. Another difference relates to the fact that while the debt and swaps can both be redeemed before their maturity dates, the notes allow the company to make redemptions in increments of $1,000 while the interest rate swap agreements imply that they can only be redeemed in their full amounts.

          As a result, Tenneco will discontinue accounting for the swaps as hedges. Instead, the company will record the changes in the fair value of the interest rate swaps as increases or decreases to interest expense in each period, without recording an offset for changes in the fair


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         value of the underlying debt. The fair value of these swaps has been disclosed in the footnotes to the financial statements each quarter since the swaps' inception.

          Tenneco's change to mark-to-market accounting for the interest rate swaps will increase the company's pre-tax interest expense by $1 million in 2004, $5 million in 2005, $1 million in 2006 and decrease pre-tax interest in the first quarter of 2007 by $1 million. Consequently, since the previous financial statements do not reflect the correct accounting method, they should not be relied upon as accurate.

          "The interest rate swap transactions provide effective economic hedges and this change in accounting method will in no way affect our cash flow or minimize the benefits from this risk management strategy," said Gregg Sherrill, Chairman and CEO, Tenneco. "The accounting standards for interest rate swaps are complex and we are disappointed in having to restate our financial results."

          As part of the restatement process, Tenneco will also reflect other accounting adjustments, the cumulative effect of which the company currently estimates will not be significant. For example, one adjustment will be to move the accounting charge taken for employee stock options in the fourth quarter of 2006 to earlier periods to which it relates. The company is still completing its analysis of these adjustments and the final results will be reflected in Tenneco's restated financial statements that it expects to file in August 2007.

          As previously discussed in SEC filings, the company is in the course of strengthening its internal processes for income taxes, which includes a detailed reconciliation of its deferred tax balances. At this point, the company cannot determine the impact of this reconciliation. The results of this reconciliation of deferred tax balances will be reflected in Tenneco's restated financial statements that it expects to file in August 2007.

          CONFERENCE CALL
          The company will discuss this press release and the 8-K during its second quarter 2007 financial results conference call on Thursday, July 26, 2007 at 10:30 am EDT. The dial-in number is 888-790-1408 (domestic) or 773-756-0157(international). The passcode is TENNECO.

          Tenneco is a $4.7 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(TM) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.

This press release contains forward-looking statements. Words such as "estimates" and "will" and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company. Because these forward-looking statements involve risks and uncertainties, the




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company's actual results could differ materially. Specifically, the impact of the change in accounting for the interest rate swaps and the other accounting adjustments on the company's financial results are preliminary results. The final adjustments will be included in the restated financial statements that the company will file with the Securities and Exchange Commission.


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